Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of CoStar Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Costar Group, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 8, 2010